Exhibit 99

KNIGHT TRANSPORTATION
ANNOUNCES QUARTERLY CASH DIVIDEND AND PARTICIPATION IN
UPCOMING TRANSPORTATION CONFERENCES

PHOENIX, ARIZONA -- February 5, 2014 - Knight Transportation, Inc. (NYSE: KNX) announced today that its Board of Directors has declared the company’s quarterly cash dividend of $0.06 per share of common stock. This quarterly dividend is pursuant to a cash dividend policy approved by the Board of Directors. The actual declaration of future cash dividends, and the establishment of record and payment dates, is subject to final determination by the Board of Directors each quarter after its review of the company’s financial performance.

The company’s dividend is payable to shareholders of record on March 7, 2014 and is expected to be paid on March 28, 2014.

Knight also announced today that Dave Jackson, President of Knight Transportation, Inc., is scheduled to present at the following conferences:

Stifel Transportation & Logistics Conference
Tuesday, February 11th
Eau Palm Beach Resort, Palm Beach, FL

29th Annual BB&T Transportation Conference
Wednesday, February 12th
The Biltmore Hotel, Coral Gables, FL

JP Morgan Aviation, Transportation and Industrials Conference
Tuesday, March 11th
The Westin Grand Central Hotel, New York, NY

Knight Transportation, Inc. is a provider of multiple truckload transportation services using a nationwide network of service centers in the U.S. to serve customers throughout North America. In addition to operating one of the country’s largest tractor fleets, Knight also partners with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for owner-operators.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to our quarterly dividend.  There can be no assurance that future dividends will be declared. The declaration of future dividends is also subject to approval of our Board of Directors each quarter after its review of our financial performance and cash needs.  Declaration of future dividends is also subject to various risks and uncertainties, including: our cash flow and cash needs; compliance with applicable law; restriction on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; the deterioration in our financial condition or results, and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission.

Contact: David Jackson, President, or Adam Miller, CFO - (602) 269-2000

Return to Form 8-K